As filed with the Securities and Exchange Commission on June 20, 2016

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERIGAS PARTNERS, L.P.

(as Co-Issuer)

Delaware	23-2787918
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

AMERIGAS FINANCE CORP.

(as Co-Issuer)

Delaware	23-2800532
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

460 North Gulph Road

King of Prussia, Pennsylvania 19406

(610) 337-7000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Monica M. Gaudiosi

Vice President, General Counsel and Secretary

AmeriGas Propane, Inc.

460 North Gulph Road

King of Prussia, Pennsylvania 19406

(610) 337-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copy to:

Linda L. Griggs, Esq.

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 739-5245

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/ Proposed maximum offering price per Unit/ Proposed maximum aggregate offering price/ Amount of registration fee
Senior Debt Securities of AmeriGas Partners, L.P. and AmeriGas Finance Corp.	$0 (1)

(1)	This registration statement registers an unspecified amount of debt securities that the registrants may offer from time to time at indeterminate prices. In accordance with 457(r), the registrants are deferring payment of the registration fee pursuant to Rule 456(b) and will use the “pay-as-you-go” approach.

PROSPECTUS

AMERIGAS PARTNERS, L.P.

AMERIGAS FINANCE CORP.

SENIOR DEBT SECURITIES

Senior debt securities of AmeriGas Partners, L.P. and AmeriGas Finance Corp. may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of the offering.

We will provide specific terms concerning the debt securities in supplements to this prospectus and other offering material, as necessary. You should read this prospectus and the accompanying prospectus supplement and any other offering material carefully before you invest.

We will offer the debt securities only by and through underwriters in firm commitment underwritings. See “Plan of Distribution.” The prospectus supplement will list the underwriters and the compensation that they will receive.

Investing in the debt securities involves certain risks. See Item 1A. “Risk Factors” in our recent Annual Report on Form 10-K for the fiscal year ended September 30, 2015, as amended, which is incorporated by reference into this prospectus, and “Risk Factors” in the applicable prospectus supplement, for a discussion of the factors you should carefully consider before purchasing these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2016

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or amended, or the Securities Act. Under this shelf registration process, we may sell from time to time the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of us and the debt securities. We will file prospectus supplements that may add to, update or change information in this prospectus. In addition, you should review the documents we have incorporated by reference.

When used in this prospectus, unless the context otherwise requires, “AmeriGas Partners,” “we,” “our,” “ours,” and “ourselves” refer to AmeriGas Partners, L.P. itself or AmeriGas Partners, L.P. and its subsidiaries on a consolidated basis, which includes AmeriGas Finance Corp. and our operating partnership, AmeriGas Propane, L.P. References to our “general partner” refer to AmeriGas Propane, Inc., and references to “AmeriGas Propane” or our “Operating Partnership” refer to AmeriGas Propane, L.P. References to “fiscal year” are to our fiscal years ending September 30; for example, references to “fiscal 2015” are to our fiscal year ended September 30, 2015.

We have not authorized anyone to provide you with any information or represent anything about us that is not contained in or incorporated by reference into this prospectus or any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you to. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or any prospectus supplement.

ABOUT AMERIGAS PARTNERS, L.P.

We are a publicly traded limited partnership formed under Delaware law on November 2, 1994, and are the largest retail propane distributor in the United States based on the volume of propane gallons distributed annually. AmeriGas Propane, Inc. is our general partner and is responsible for managing our operations. We are a holding company, and we conduct our business principally through our operating partnership, AmeriGas Propane, L.P.

We serve approximately 2 million residential, commercial, industrial, agricultural, wholesale and motor fuel customers in all 50 states from approximately 2,000 propane distribution locations. In addition to distributing propane, we also sell, install and service propane appliances, including heating systems, and operate a residential heating, ventilation, air conditioning, plumbing, and related services business in certain counties of Pennsylvania, Delaware, and Maryland. Typically, we are located in suburban and rural areas where natural gas is not readily available. Our local offices generally consist of a business office and propane storage. As part of our overall transportation and distribution infrastructure, we operate as an interstate carrier in all states throughout the continental United States.

We sell propane primarily to residential, commercial/industrial, motor fuel, agricultural and wholesale customers. We distributed over 1.2 billion gallons of propane in fiscal 2015. Approximately 96% of our fiscal 2015 sales (based on gallons sold) were to retail accounts and approximately 4% were to wholesale and supply customers. The following percentages approximate the customer breakdown of retail gallons sold in fiscal 2015 consisting of the following: 39% to residential customers; 36% to commercial/industrial customers; 15% to motor fuel customers; and 6% to agricultural customers. Transport gallons, which are large-scale deliveries to retail customers other than residential, accounted for 4% of fiscal 2015 retail gallons. No single customer represents, or is anticipated to represent, more than 5% of our consolidated revenues.

We also continue to expand our AmeriGas Cylinder Exchange (“ACE”) program. At September 30, 2015, ACE Cylinders were available at nearly 48,500 retail locations throughout the United States. Sales of our

ACE Cylinders to retailers are included in commercial/industrial sales. The ACE program enables customers to purchase or exchange propane cylinders at various retail locations such as home centers, gas stations, mass merchandisers and grocery and convenience stores. We also supply retailers with large propane tanks to enable retailers to replenish customers’ propane cylinders directly at the retailer’s location.

Residential and commercial customers use propane primarily for heating, water heating and cooking purposes. Commercial users include hotels, restaurants, churches, warehouses, and retail stores. Industrial customers use propane to fire furnaces, as a cutting gas and in other process applications. Other industrial customers are large-scale heating accounts and local gas utility customers who use propane as a supplemental fuel to meet peak load deliverability requirements. As a motor fuel, propane is burned in internal combustion engines that power over-the-road vehicles, forklifts, commercial lawn mowers and stationary engines. Agricultural uses include tobacco curing, chicken brooding, crop drying, and orchard heating. In our wholesale operations, we principally sell propane to large industrial end-users and other propane distributors.

The common units of AmeriGas Partners, representing limited partner interests, trade on the New York Stock Exchange under the symbol “APU.”

Our executive offices are located at 460 North Gulph Road, King of Prussia, Pennsylvania 19406. Our telephone number is (610) 337-7000 and our website address is http://www.amerigas.com. The information on our website does not constitute a part of this prospectus. The reference to our website address is intended as an inactive textual reference only.

ABOUT AMERIGAS FINANCE CORP.

AmeriGas Finance Corp. is one of our wholly owned subsidiaries. It has nominal assets and does not and will not conduct any operations or have any employees. It was formed in 1995 for the sole purpose of acting as an issuer or co-obligor of debt securities that we may issue or guarantee from time to time. AmeriGas Finance Corp. acts as issuer or co-obligor for our debt securities solely to allow certain institutional investors that might otherwise not be able to invest in our securities, either because we are a limited partnership, or by reason of the legal investment laws of their states of organization or their charters, to invest in our debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated:

	Year Ended September 30,					Six Months Ended March 31,
	2011	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges (a)	2.72	1.09	2.22	2.59	2.18	4.55

(a)	For purposes of determining the ratio of earnings to fixed charges, earnings is defined as income before income taxes plus fixed charges (excluding interest capitalized) and amortization of interest capitalized. Fixed charges consist of interest expensed and capitalized and the estimated portion of operating leases representative of the interest factor.

USE OF PROCEEDS

We will describe the use of proceeds with respect to a particular offering in the applicable prospectus supplement or other offering material, which may include the use for general business purposes, including repayment of our or our Operating Partnership’s debt, acquisitions, capital expenditures, and working capital.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities will be issued under an indenture between AmeriGas Partners, L.P. and AmeriGas Finance Corp. and U.S. Bank National Association, as trustee. The indenture is a technical document with terms that have defined meanings. This summary description of the debt securities refers to and includes some of those defined terms, which are capitalized. Some of these terms are defined at the end of this summary but not all of the definitions of these terms are included nor are descriptions included of all of the features of the debt securities and the indenture, some of which you may find relevant. For that reason, we urge you to read the indenture and the prospectus supplement describing the particular terms of the debt securities because they, and not this description, define the rights of the debt security holders. The indenture is filed as an exhibit to this registration statement.

For purposes of this section, the terms “we” and “our” refer only to AmeriGas Partners, L.P. and not to AmeriGas Finance Corp. or any of our other subsidiaries. The term “Issuers” shall mean AmeriGas Partners, L.P. and AmeriGas Finance Corp; the term “Partnership” shall mean AmeriGas Partners, L.P. and its successors; and the term “Operating Partnership” shall mean AmeriGas Propane, L.P. and its successors.

General

The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms for a particular issuance, which will be described in an accompanying prospectus supplement. Wherever particular sections or defined terms of the indenture are referred to, such sections or defined terms are incorporated by reference into this prospectus, and the statement in this prospectus is qualified by that reference.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, will be filed with the SEC at the time of the offering.

Brief Description of the Debt Securities

The debt securities will:

•	be the Issuers’ unsecured general joint and several obligations;

•	rank senior in right of payment to all of the Issuers’ subordinated indebtedness;

•	rank equally in right of payment with all of the Issuers’ existing and future senior indebtedness;

•	be effectively subordinated to any of the Issuers’ future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to, which means they rank behind, the indebtedness of the Operating Partnership, including its Credit Agreement.

As described in more detail above under “About AmeriGas Partners, L.P.,” the Partnership is a holding company for its subsidiaries. The Partnership has no material operations and no substantial assets other than its consolidated subsidiaries, including the Operating Partnership. Accordingly, the Partnership is dependent upon the distribution of the earnings of its consolidated subsidiaries, including the Operating Partnership, to service its debt obligations, including the debt securities.

Because the debt securities will be structurally subordinated to the indebtedness of the Operating Partnership, debt security holders generally will have no recourse to the Operating Partnership or any of its subsidiaries or their assets for amounts due under the debt securities. Debt security holders may, however, have indirect recourse, together with the holders of our other senior indebtedness, to the extent the Partnership has rights as a holder of equity interests in the Operating Partnership and its subsidiaries. In addition, the debt security holders will not have any right to require the Operating Partnership to make distributions to the Partnership.

The Issuers will pay principal and interest on the debt securities at an office or agency, which we maintain in The City of New York. At the Issuers’ option, they may make payments of interest by check mailed to the debt security holders at their respective addresses as set forth in the register of debt securities. All payments with respect to global debt securities, however, will be made by wire transfer of immediately available funds to the accounts specified by the holders of the global debt securities. Until otherwise designated by the Issuers, our office or agency in The City of New York will be the office of the trustee maintained for payment purposes.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title of the debt securities;

•	the total principal amount offered;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the rate at which the debt securities will bear interest, if any, and the interest payment dates;

•	if the debt securities are original issue discount debt securities, the yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the debt securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the terms and conditions on which the Issuers may optionally redeem the debt securities;

•	the terms and conditions on which the Issuers may be required to redeem the debt securities;

•	any obligation for the Issuers to redeem, purchase or repay the debt securities at the option of a holder upon the happening of an event other than a change of control and certain sales of assets, which are specified in the indenture, and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

•	any other specific terms of the debt securities.

The Issuers will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Form of Debt Securities.” Unless otherwise provided in the accompanying prospectus supplement, the Issuers will issue debt securities denominated in U.S. dollars and only in denominations of $1,000 and integral multiples thereof.

Offers to Purchase; Repurchase at the Option of the Debt Security Holders

The Issuers may be required to offer to purchase the debt securities if there is a change in control of, or there are certain asset sales by, the Partnership.

Change of Control Offer: The indenture defines the term “change of control.” Upon the occurrence of a change of control, each debt security holder will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s debt securities pursuant to a change of control offer on the terms set forth in the indenture. In a change of control offer, the Issuers will offer a change of control payment in cash equal to 101% of the aggregate principal amount of the debt securities or portion of debt securities validly tendered for payment, plus accrued and unpaid interest to the date of purchase. Generally, a change of control would occur when:

•	there is a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Partnership or the Operating Partnership to any entity other than UGI Corporation, the Partnership’s indirect parent, which is a public company, and its subsidiaries, or any entity in which UGI Corporation and its subsidiaries beneficially own at least 51% of such entity’s voting stock. In this regard, the meaning of “all or substantially all” varies according to the facts and circumstances of the subject transaction and has no clearly established meaning under New York law, which is the law that governs the indenture. Therefore, in some transactions it may be unclear whether a change of control has occurred;

•	there is a merger or consolidation of the Partnership or the Operating Partnership, or a successor to either entity, with any entity other than UGI Corporation and its subsidiaries or any entity in which UGI Corporation and its subsidiaries beneficially own at least 51% of that entity’s voting stock;

•	there is a liquidation or dissolution of the Partnership or AmeriGas Propane, Inc., the Partnership’s general partner, or a successor to the general partner; or

•	there is any transaction that results, or series of transactions that result, in UGI Corporation and its subsidiaries beneficially owning in the aggregate, directly or indirectly, less than 51% of the voting stock of the Partnership’s general partner, or a successor to the general partner.

Within 30 days following any change of control, the Issuers will mail (or deliver in accordance with applicable DTC procedures) a notice to each debt security holder stating that, among other things, a change of control offer is being made, all debt securities tendered will be accepted for payment and any debt securities not tendered will continue to accrue interest and identifying the amount of the change of control payment and the change of control payment date for the debt securities. The notice will also include directions for debt security holders who elect to have their debt securities purchased in the change of control offer.

Debt security holders will be entitled to withdraw any election to have their debt securities purchased if the paying agent receives timely and proper notice of such withdrawal. The notice from the Partnership to debt security holders will describe the requirements for the notice from the debt security holders to the paying agent.

The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other relevant securities laws applicable to the repurchase of debt securities in connection with a change of control.

On the change of control payment date, the Issuers will, to the extent lawful, accept for payment any or all portions of debt securities tendered in accordance with the change of control offer; deposit an amount equal to the change of control payment for the debt securities with the paying agent in respect of all debt securities or portions of debt securities properly tendered; and deliver or cause to be delivered to the trustee the debt securities so accepted together with an officer’s certificate stating the aggregate amount of the debt securities or portions of debt securities tendered to the Issuers.

The paying agent will promptly mail the change of control payment for such debt securities to each holder of debt securities so accepted. The trustee will promptly authenticate and mail to each debt security holder a new debt security equal in principal amount to any unpurchased portion of the debt securities surrendered.

However, each new debt security will be in a principal amount of $1,000 or an integral multiple of $1,000 of the debt securities. The Issuers will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

The Issuers may be unable to pay the change of control payment because the Operating Partnership’s existing Credit Agreement limits, and future debt agreements may limit, the Operating Partnership’s ability to make distributions to the Partnership, and, upon such a repurchase, the Issuers may not have sufficient immediate financial resources to pay cash to the holders of the debt securities as well as the holders of any other securities entitled to a similar payment.

The failure of the Issuers to repurchase the debt securities upon a change of control offer would constitute an immediate Event of Default under the indenture.

The failure of UGI Corporation to own directly or indirectly 51% of the general partnership interests in the Operating Partnership and at least a 20% ownership interest in the Operating Partnership would constitute an event of default under the Operating Partnership’s existing Credit Agreement. Upon such an event of default, the banks under the Operating Partnership’s existing Credit Agreement may accelerate repayment of the Indebtedness owed to them. An acceleration of the Indebtedness under the Operating Partnership’s existing Credit Agreement would result in a Default under the indenture as long as the aggregate amount of Indebtedness is $75 million or more. The Issuers and the Operating Partnership are not likely to be able to repay simultaneously all of the Issuers’ Indebtedness upon a change of control and acceleration of the Issuers’ Indebtedness.

In the event that holders of not less than 90% of the aggregate principal amount of the debt securities of a series then outstanding accept a change of control offer and the Issuers purchase all of the debt securities of such series tendered by such holders, the Issuers will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the change of control offer described above, to redeem all of the debt securities of such series that remain outstanding following such purchase at a redemption price equal to the change of control payment plus, to the extent not included in the change of control payment, accrued and unpaid interest on the debt securities of such series that remain outstanding, to, but excluding, the date of redemption, subject to the rights of the holders of the debt securities of such series on a relevant record date to receive interest due on the relevant interest payment date.

Selection and Notice of Redemption: If a series of debt securities is redeemable prior to its stated maturity date, and less than all the debt securities of that series are to be redeemed, the trustee will select the debt securities to be redeemed among the holders of debt securities pro rata, by lot or in accordance with a method which the trustee considers to be fair and appropriate. The trustee must choose such securities in a manner that complies with any legal and stock exchange requirements. Notices of redemption shall be mailed by first class mail (or delivered in accordance with applicable DTC procedures) at least 30 but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at its registered address. If any security is to be redeemed in part only, the notice of redemption that relates to that security shall state the portion of the principal amount thereof to be redeemed. A new security in principal amount equal to the unredeemed portion of the security will be issued in the name of the holder of that security upon surrender and cancellation of the original security. On and after the redemption date, interest ceases to accrue on debt securities or portions of debt securities called for redemption. Any redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent.

Certain Covenants

The indenture requires the Issuers to comply with a number of covenants, including those summarized below.

Limitation on Additional Indebtedness: The Partnership and its Restricted Subsidiaries may only incur more debt under certain circumstances. The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume or guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of any Indebtedness, unless at the time of such incurrence, and after giving pro forma effect to the receipt and application of the proceeds of the Indebtedness, the Consolidated Fixed Charge Coverage Ratio of the Partnership would be greater than 2 to 1.

In addition to any Indebtedness that may be incurred as set forth above, the Partnership and its Restricted Subsidiaries may incur “Permitted Indebtedness.” The term Permitted Indebtedness, which is defined in the indenture, means each of the following:

(1)	Indebtedness of (a) AmeriGas Finance Corp. and AmeriGas Finance LLC evidenced by the 7.00% Senior Notes due 2022 and the 6.750% Senior Notes due 2020 and (b) the Operating Partnership issued pursuant to the Note Purchase Agreement, dated November 17, 1997, by and among Heritage Operating L.P. and the initial purchasers named therein, as amended or the Note Purchase Agreement, dated August 10, 2000, by and among Heritage Operating L.P. and the initial purchasers named therein, as amended, to the extent it remains outstanding on the applicable issue date of a series of debt securities;

(2)	Indebtedness of the Partnership and AmeriGas Finance outstanding on the applicable issue date of a series of debt securities;

(3)	Indebtedness of the Operating Partnership; provided that the aggregate principal amount, exclusive of any unamortized premium, of this Indebtedness outstanding at any time may not exceed $518 million;

(4)	Indebtedness of the Partnership or a Restricted Subsidiary incurred for the making of expenditures for the improvement or repair, to the extent the improvements or repairs may be capitalized in accordance with GAAP, or additions, including by way of acquisitions of businesses and related assets, to the property and assets of the Partnership and its Restricted Subsidiaries, or incurred by assumption in connection with additions, including additions by way of acquisitions or capital contributions of businesses and related assets, to the property and assets of the Partnership and its Restricted Subsidiaries; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed the greater of (i) $150 million and (ii) 7.5% of Consolidated Tangible Assets of the Partnership;

(5)	Indebtedness of the Partnership or a Restricted Subsidiary incurred for any purpose permitted under the Credit Agreement; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed an amount equal to the greatest of $825 million, the Consolidated Borrowing Base Amount, or 30% of the Consolidated Tangible Assets of the Partnership;

(6)	Indebtedness of the Partnership owed to the Partnership’s general partner or an Affiliate of the Partnership’s general partner that is unsecured and that is Subordinated Indebtedness; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed $100 million;

(7)	Indebtedness of the Partnership or a Restricted Subsidiary for the purpose of the payment of liabilities of Petrolane Incorporated (“Petrolane”), a subsidiary of the Partnership’s general partner; provided that the aggregate amount of such Indebtedness outstanding at any time may not exceed $30 million;

(8)	Indebtedness owed by the Partnership or any Restricted Subsidiary to any Restricted Subsidiary;

(9)	Indebtedness under any Interest Rate Agreement;

(10)	Permitted Refinancing Indebtedness;

(11)	the incurrence by the Partnership or a Restricted Subsidiary of Indebtedness owed directly to its insurance carriers, without duplication, in connection with the Partnership’s, its Subsidiaries’ or its Affiliates’ self-insurance programs or other similar forms of retained insurable risks for their respective businesses, consisting of reinsurance agreements and indemnification agreements, and guarantees of the foregoing, secured by letters of credit; provided that any Consolidated Fixed Charges associated with the Indebtedness evidenced by the reinsurance agreements, indemnification agreements, guarantees and letters of credit will be included, without duplication, in any determination of the Consolidated Fixed Charge Coverage Ratio set forth in the first paragraph of the “Limitation on Additional Indebtedness” covenant in the indenture;

(12)	Indebtedness of the Partnership and its Restricted Subsidiaries in respect of Capital Leases;

(13)	Indebtedness of the Partnership and its Restricted Subsidiaries represented by letters of credit supporting (i) obligations under workmen’s compensation laws; (ii) obligations to suppliers of propane, provided that the aggregate amount of this Indebtedness outstanding at any time may not exceed $75 million; and (iii) the repayment of Permitted Indebtedness;

(14)	Indebtedness of the Partnership or a Restricted Subsidiary incurred with respect to any Accounts Receivable Securitization;

(15)	surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Partnership or any of its Subsidiaries or in connection with judgments that do not result in a “Default” or “Event of Default;”

(16)	(a) Acquired Indebtedness of the Partnership or any of its Restricted Subsidiaries which Indebtedness exists at the time of such acquisition, merger, consolidation or conversion and is not created in contemplation of such event and where such acquisition, merger or consolidation is otherwise permitted by the indenture and (b) Indebtedness of the Partnership to finance all or a portion of any such acquisition, merger or consolidation; provided, however, that, in each case, on a pro forma basis, either (x) the Partnership would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio set forth in the first paragraph of the “Limitation on Additional Indebtedness” covenant in the indenture or (y) the Consolidated Fixed Charge Coverage Ratio would not be less than immediately prior to such transactions; and

(17)	the incurrence by the Partnership or any of its Restricted Subsidiaries of Indebtedness in addition to the Indebtedness described in clauses (1) through (16) above in an aggregate principal amount then outstanding, not to exceed the greater of (i) $125 million or (ii) 7.5% of the Consolidated Tangible Assets of the Partnership.

For purposes of determining compliance with this “Limitation on Additional Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that Indebtedness under the Operating Partnership’s Credit Agreement outstanding on the date of the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (5) of the immediately succeeding paragraph and cannot be so reclassified. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Redeemable Capital Stock in the form of additional shares of the same class of Redeemable Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Redeemable Capital Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Partnership or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Limitation on Restricted Payments: The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Partnership or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Partnership or any of its Restricted Subsidiaries (other than (x) dividends or distributions payable solely in Capital Stock of the Partnership (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Partnership (other than Redeemable Capital Stock); (y) the declaration or payment of dividends or other distributions to the extent declared or paid to the Partnership or any Restricted Subsidiary of the Partnership; and (z) the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Partnership to all holders of Capital Stock of that Restricted Subsidiary on a pro rata basis (including, in the case of the Operating Partnership, to the general partner thereof));

(2)	purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Partnership or any of its Restricted Subsidiaries, other than any Capital Stock owned by a Wholly Owned Restricted Subsidiary of the Partnership;

(3)	make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other stated maturity, any subordinated Indebtedness (other than any such Indebtedness owned by the Partnership or a Wholly Owned Restricted Subsidiary of the Partnership); or

(4)	make any Investment, other than a Permitted Investment, in any entity,

(such payments or Investments described in the preceding clauses (1), (2), (3) and (4) collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to the proposed restricted payment, no Default or Event of Default shall have occurred and be continuing, and the restricted payment, together with the aggregate of all other restricted payments made by the Partnership and its Restricted Subsidiaries during the fiscal quarter during which the restricted payment is made, will not exceed:

(a)	if the Consolidated Fixed Charge Coverage Ratio of the Partnership is greater than 1.75 to 1, an amount equal to:

(i)	Available Cash as of the end of the immediately preceding fiscal quarter, plus

(ii)	to the extent that any Investment that was made pursuant to this clause (a) or clause (b) below is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Investment (less the cost of disposition, if any), to the extent not previously expended pursuant to this clause (a), plus

(iii)	the net reduction in Investments made pursuant to this clause (a) or clause (b) below resulting from cash dividends, repayments of loans or advances, or other transfers of assets in each case to the Partnership or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent not previously expended pursuant to this clause (a); or

(b)	if the Consolidated Fixed Charge Coverage Ratio of the Partnership is equal to or less than 1.75 to 1, an amount equal to the sum of:

(i)	$300 million, less

(ii)	the aggregate amount of all restricted payments made by the Partnership and its Restricted Subsidiaries in accordance with this clause (b) during the period ending on the last day of the fiscal quarter of the Partnership immediately preceding the date of the restricted payment and beginning on the first day of the sixteenth full fiscal quarter immediately preceding the date of the restricted payment, plus

(iii)	the aggregate net cash proceeds of any substantially concurrent capital contribution to the Partnership from any Person (other than a Restricted Subsidiary of the Partnership), or issuance and sale of shares of Capital Stock (other than Redeemable Capital Stock) of the Partnership to any Person (other than to a Restricted Subsidiary of the Partnership).

Any permitted restricted payment may be made in assets other than cash, in which case the amount will be the fair market value, as determined in good faith by the general partner on the date of the restricted payment of the assets proposed to be transferred.

The above provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of its declaration if, at the date of declaration, the payment would be permitted as summarized above;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, a substantially concurrent (not to exceed 120 days following the receipt of such net cash proceeds) (x) capital contribution to the Partnership from any Person (other than a Restricted Subsidiary of the Partnership); or (y) issuance and sale of other Capital Stock (other than Redeemable Capital Stock) of the Partnership to any Person (other than to a Restricted Subsidiary of the Partnership); provided, however, that the amount of any net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of Available Cash;

(3)

any redemption, repurchase or other acquisition or retirement of subordinated Indebtedness in exchange for, or out of the net cash proceeds of, a substantially concurrent (not to exceed 120 days following the receipt of such net cash proceeds) (x) capital contribution to the Partnership from any Person (other than a Restricted Subsidiary of the Partnership); or (y) issuance and sale of (a) Capital Stock (other than Redeemable Capital Stock) of the Partnership to any Person (other than to a Restricted Subsidiary of the Partnership), or (b) Indebtedness of the Partnership issued to any Person (other than a Restricted Subsidiary of the Partnership), so long as the Indebtedness is

Permitted Refinancing Indebtedness; provided, however, that the amount of any net cash proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash; or

(4)	so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount since the applicable issue date of a series of debt securities not to exceed $30.0 million.

In computing the amount of permitted restricted payments previously made for purposes of the restricted payments test above, restricted payments made under clause (1) above must be included and restricted payments made under clauses (2), (3) and (4) above must not be included.

Asset Sales: The indenture defines the term “Asset Sale” and provides that the Partnership and its Restricted Subsidiaries must comply with restrictions applicable to an Asset Sale. An Asset Sale would include either of the following, whether in a single transaction or a series of related transactions:

(1)	the sale, lease, conveyance or other disposition of any assets (including by way of a Sale and Leaseback Transaction) other than sales of inventory in the ordinary course of business; or

(2)	the issuance or sale of Capital Stock of any Restricted Subsidiary.

The indenture provides that some transactions are not considered Asset Sales, including any single transaction or series of related transactions that involves assets having a fair market value of less than $25.0 million, any transfer of assets or Capital Stock by the Partnership or any of its Restricted Subsidiaries to the Operating Partnership or a Wholly Owned Restricted Subsidiary of the Partnership, any transfer of assets or Capital Stock by the Partnership or any of its Restricted Subsidiaries to any Person in exchange for other assets having a fair market value, as determined in good faith by the Partnership’s general partner, not less than that of the assets so transferred, any transfer of assets pursuant to a Permitted Investment or any transfer of accounts receivable under any Accounts Receivable Securitization. Furthermore, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Partnership would not be treated as an Asset Sale, but rather as a possible change of control or as if the Partnership merged with another entity.

The Partnership and its Restricted Subsidiaries may complete an Asset Sale if the Partnership or its Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by the Partnership’s general partner, of the assets sold or otherwise disposed of, and at least 75% of the consideration received by the Partnership or the Restricted Subsidiary is in the form of cash. For purposes of determining the amount of cash received in an Asset Sale, the following will be deemed to be cash:

(1)	the amount of any liabilities on the Partnership’s or any Restricted Subsidiary’s balance sheet that are assumed by the transferee of the assets;

(2)	the amount of any debt securities or other obligations received by the Partnership or the Restricted Subsidiary from the transferee that is converted within 180 days of such Asset Sale by the Partnership or the Restricted Subsidiary into cash, to the extent of the cash received; and

(3)	any Designated Non-Cash Consideration received by the Partnership or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3) that is at such time outstanding, not to exceed an amount equal to the greater of (x) $100.0 million and (y) 5.0% of Consolidated Net Tangible Assets of the Partnership at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Furthermore, the 75% limitation will not apply to any Asset Sale in which the cash portion of the consideration received is equal to or greater than what the after-tax proceeds would have been had the Asset Sale complied with the 75% limitation.

If the Partnership or any of its Restricted Subsidiaries receives Net Proceeds from one or more Asset Sales in any fiscal year, then within 360 days after such date, the Partnership must apply the amount to (a) reduce Indebtedness of a Restricted Subsidiary, with a permanent reduction of availability in the case of revolving Indebtedness, or (b) make an investment in assets; provided that, with respect to any portion of Net Proceeds relating to clause (b), the 360-day period provided above shall be extended by an additional 180 days if by not later than the 360th day after receipt of such Net Proceeds, the Issuers or a Restricted Subsidiary, as applicable, have entered into a binding commitment with a Person other than an Affiliate of the Issuers to make an investment of the type referred to in such clause in the amount of such Net Proceeds. Any Net Proceeds that are not applied or invested in either of these ways will be considered “Excess Proceeds.”

Pending the final application of any Net Proceeds, the Partnership or any Restricted Subsidiary may temporarily reduce borrowings under the Operating Partnership’s Credit Agreement, or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

When the aggregate amount of Excess Proceeds exceeds $50 million, the Issuers will make an offer to all of the holders of debt securities of an applicable series under the indenture and to all holders of other pari passu debt securities of the Issuers containing provisions similar to those set forth in the indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase for cash that number of debt securities and such other pari passu debt securities that may be purchased out of the Excess Proceeds at a purchase price equal to 100% of the principal amount of the security plus accrued and unpaid interest to the date of purchase. The Issuers will follow the procedures set forth in the indenture and the Issuers will comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws.

To the extent that the aggregate amount of debt securities and other pari passu debt securities tendered in response to the Issuers’ purchase offer is less than the Excess Proceeds, the Partnership or any Restricted Subsidiary may use such deficiency for general business purposes. If the aggregate principal amount of debt securities and other pari passu debt securities surrendered by their holders exceeds the amount of Excess Proceeds, the trustee shall select the debt securities or other pari passu debt securities to be purchased on a pro rata basis.

Notwithstanding the foregoing, if the Issuers make this purchase offer at any time when the Issuers have securities outstanding ranking equally in right of payment with the debt securities under the indenture, and the terms of those securities provide that a similar offer must be made with respect to those other securities, as do the applicable indentures for the Issuers’ outstanding senior Indebtedness as of the date of this prospectus, then the Issuers’ offer to purchase the debt securities will be made concurrently with the other offers, and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which their holders elect to have purchased. Upon completion of the offer to the debt security holders, regardless of the amount tendered, the amount of Excess Proceeds will be reset at zero.

Limitation on Liens: The Partnership will not, and will not permit any of its Restricted Subsidiaries to, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of its respective property or assets, whether owned on the applicable issue date of a series of debt securities or thereafter acquired, unless all payments due under the indenture and the debt securities are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Limitation on Transactions with Affiliates: The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) other than as provided for, as of the date of the indenture, in the Partnership’s partnership agreement or in the Operating Partnership’s partnership agreement and the other agreements entered into between the Partnership or the Operating Partnership and any of their Affiliates, with, or for the benefit of any Affiliates of the Partnership unless:

(1)	the transaction or series of related transactions is between the Partnership and its Wholly Owned Restricted Subsidiaries or between two Wholly Owned Restricted Subsidiaries; or

(2)	(a) the transaction or series of related transactions is on terms that are no less favorable to the Partnership or the Restricted Subsidiary, as the case may be, than those which would have been obtained in a comparable transaction at such time from Persons who are not Affiliates of the Partnership or a Restricted Subsidiary, and, (b) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $50 million, the Partnership shall have delivered an officer’s certificate to the trustee certifying that the transaction or series of transactions is on terms that are no less favorable to the Partnership or the Restricted Subsidiary than those which would have been obtained from Persons who are not Affiliates of the Partnership or a Restricted Subsidiary and has been approved by a majority of the board of directors of the Partnership’s general partner (including a majority of the disinterested directors).

However, the covenant limiting transactions with Affiliates will not restrict the Partnership, any Restricted Subsidiary or the general partner from entering into (A) any employment agreement, stock option agreement, restricted stock agreement or similar agreement in the ordinary course of business, (B) any transactions permitted by the provisions of the indenture described under the covenant “Limitation on Restricted Payments,” (C) any transactions in the ordinary course of business in connection with reinsuring the self- insurance programs or other similar forms of retained insurable risks of the Partnership, or (D) any Accounts Receivable Securitization.

Limitation on Dividends and Other Payment Restrictions Affecting the Subsidiaries: The Partnership will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends, in cash or otherwise, or make any other distributions on or with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

(b)	pay any Indebtedness owed to the Partnership or any other Restricted Subsidiary;

(c)	make loans or advances to, or any investment in, the Partnership or any other Restricted Subsidiary;

(d)	transfer any of its properties or assets to the Partnership or any other Restricted Subsidiary; or

(e)	guarantee any Indebtedness of the Partnership or any other Restricted Subsidiary.

However, some encumbrances or restrictions are permissible, including those existing under or by reason of:

(1)	applicable law;

(2)	any agreement in effect at or entered into on the applicable issue date of a series of debt securities, including the Credit Agreement in effect on such date, or any agreement relating to any Permitted Indebtedness; provided, however, that the encumbrances and restrictions contained in the agreements governing the Permitted Indebtedness are no more restrictive with respect to the payment restrictions than those set forth in the Credit Agreement as in effect on the applicable issue date of a series of debt securities;

(3)	customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Partnership or any Restricted Subsidiary;

(4)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired;

(5)	any agreement or other instrument of a Person (or any it its Restricted Subsidiaries) acquired by the Partnership or any Restricted Subsidiary, in existence at the time of the acquisition but not created in contemplation of the acquisition, which encumbrance or restriction is not applicable to any Person or the property or assets of any Person other than the Person or the properties, assets or subsidiaries of the Person so acquired; or

(6)	provisions contained in instruments relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor of the Indebtedness unless the transferee shall assume the obligations of the obligor under the agreement or instrument.

Limitations on AmeriGas Finance Corp.: In addition to the restrictions set forth under “Limitation on Additional Indebtedness” above, AmeriGas Finance Corp. or any substitute obligor may not incur any Indebtedness unless the Partnership is a co-obligor or guarantor of the Indebtedness, or the net proceeds of the Indebtedness are either lent to the Partnership, used to acquire outstanding notes issued by the Partnership, or used, directly or indirectly, to refinance or discharge Indebtedness permitted under the limitation of this paragraph.

AmeriGas Finance Corp. may not engage in any business not related, directly or indirectly, to obtaining money or arranging financing for the Partnership.

Termination of Certain Covenants when Series of Notes Rated Investment Grade

If a series of debt securities shall have an Investment Grade Rating pursuant to ratings from two of the Rating Agencies and the Issuers shall have delivered to the trustee an officer’s certificate certifying that the foregoing condition has been satisfied (and notwithstanding the failure of such series of debt securities thereafter to maintain an Investment Grade Rating), then the covenants specifically listed under the following captions will no longer be applicable to such series of debt securities:

(a)	“—Certain Covenants—Limitation on Additional Indebtedness”;

(b)	“—Certain Covenants—Limitation on Restricted Payments”;

(c)	“—Certain Covenants—Asset Sales”;

(d)	“—Certain Covenants—Limitations on Transactions with Affiliates”;

(e)	“—Certain Covenants—Limitation on Dividends and Other Payment Restrictions Affecting the Subsidiaries”; and

(f)	clause (4) of the covenant described under “—Merger, Consolidation or Sale of Assets” below.

Merger, Consolidation or Sale of Assets

The indenture provides that the Partnership may not consolidate or merge with or into (whether or not the Partnership is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

(1)	the Partnership is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Partnership) or to which such sale, assignment, transfer, lease, conveyance or other disposition was made is a corporation or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Partnership) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition was made assumes all the obligations of the Partnership in accordance with a supplemental indenture in a form reasonably satisfactory to the trustee, under the debt securities and the indenture;

(3)	immediately after the transaction no Default or Event of Default exists; and

(4)	(i) the Partnership or such other Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition was made, will, at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable Four-Quarter Period, be permitted to incur at least $1.00 of additional Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio described in the indenture covenant entitled “Limitation on Additional Indebtedness” or (ii) the Consolidated Fixed Charge Coverage Ratio would not be less than the Consolidated Fixed Charge Coverage Ratio immediately prior to such transaction or transactions.

The indenture also provides that AmeriGas Finance Corp. may not consolidate or merge with or into, whether or not AmeriGas Finance Corp. is the surviving entity, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person except under conditions similar to those described in clauses (1), (2) and (3) above.

Reports by the Registrants

The Partnership shall file with the SEC, or if the Partnership is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, post on the Partnership’s website, in either case within the time periods specified in the SEC’s rules and regulations, including the additional periods provided by Rule 12b-25 under the Exchange Act, annual reports and other reports or statements prepared in accordance with the reporting provisions under Section 13 or Section 15(d) of the Exchange Act.

Events of Default and Remedies

The indenture describes in detail the occurrences that would constitute an “Event of Default” of a particular series of debt securities. Such occurrences include the following:

(1)	Default in the payment of the principal of or premium, if any, on any debt securities of that series, upon its stated maturity;

(2)	Default in the payment of an installment of interest or any sinking fund payment on any debt securities of that series, when the same becomes due and payable, which Default continues for a period of 30 days;

(3)

failure to perform or observe any other term, covenant or agreement contained in the debt securities of the applicable series or the indenture, other than a Default specified in clause (1) or (2) above or clause (4) below, and the Default continues for a period of 45 days after written notice of the Default requiring the Issuers to remedy the same shall have been given (x) to the Issuers by the trustee or (y) to the Issuers and the trustee by holders of 25% in aggregate principal amount of the applicable debt securities then outstanding;

(4)	the continuance of a default as a result of the failure by the Partnership for whatever reason to comply with the covenant captioned “—Reports by the Registrants” for a period of 105 days after written notice of such default requiring the Issuers to remedy the same shall have been given (x) to the Issuers by the trustee or (y) to the Issuers and the trustee by holders of 25% of the aggregate principal amount of the debt securities then outstanding;

(5)	a default occurs or defaults occur under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Partnership or any Restricted Subsidiary of the Partnership then has outstanding Indebtedness, if the default:

(a)	is caused by a failure to pay principal with respect to Indebtedness of a Restricted Subsidiary at its stated maturity or within the applicable grace period, if any, provided with respect to the Indebtedness; or principal, premium or interest with respect to Indebtedness of the Partnership within the applicable grace period, if any, provided in the Indebtedness, which, collectively, is a “Payment Default;” or

(b)	results in the acceleration of the Indebtedness prior to its stated maturity and, in each case, the principal amount of the Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, amounts to $75 million or more;

(6)	final judgment or judgments, which is or are non-appealable and nonreviewable or which has or have not been stayed pending appeal or review or as to which all rights to appeal or review have expired or been exhausted, shall be rendered against the Partnership, any Restricted Subsidiary, the general partner, or any significant subsidiary, as that term is defined in Rule 1.02(w) of Regulation S-X under the Securities Act, provided such judgment or judgments requires or require the payment of money in excess of $75 million in the aggregate and is not covered by insurance or discharged or stayed pending appeal or review within 60 days after entry of such judgment. In the event of a stay, the judgment shall not be discharged within 30 days after the stay expires; or

(7)	certain events of bankruptcy, insolvency or reorganization with respect to the Issuers or any of their respective significant subsidiaries.

In the case of an Event of Default described in clause (7) above with respect to the Partnership or AmeriGas Finance Corp., all outstanding debt securities of all outstanding series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the applicable series of debt securities then outstanding may declare all of the debt securities of that series to be due and payable immediately by notice in writing to the Issuers specifying the Event of Default. Debt security holders may not enforce the indenture or the debt securities except as provided in the indenture. Subject to limitations, holders of a majority in principal amount of then-outstanding debt securities of a series may direct the trustee in its exercise of any trust or power. The trustee may withhold from debt security holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if the trustee determines in good faith that withholding notice is in their interest. If any Event of Default occurs because the Issuers or those acting on the Issuers’ behalf willfully intended to avoid payment of the premium that the Issuers would have to pay if the Issuers then elected to redeem the debt securities under the optional redemption provisions of the indenture, then an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the debt securities. The holders of a majority in aggregate principal amount of a series of debt securities issued under the indenture and then outstanding may waive, by notice to the trustee for those debt securities, any existing Default or Event of Default for all debt security holders of that series and its consequences under the indenture, except a continuing Default or Event of Default in the payment of any principal of, premium, if any, or interest on the debt securities. The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. In addition, upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying the Default or Event of Default.

No Personal Liability of Limited Partners, Directors, Officers, Employees and Unitholders

No director, officer, employee, agent, manager, limited partner, interest holder or stockholder of the Partnership or AmeriGas Finance Corp., as such, shall have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, in respect of, or by reason of these obligations. Each debt security holder, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuers may, at the option of the board of directors of our general partner, on our behalf, and the board of directors of AmeriGas Finance Corp., at any time, elect to have all of the Issuers’ obligations discharged with respect to outstanding debt securities. This is known as “legal defeasance.” However, under legal defeasance the Issuers cannot discharge:

(1)	the rights of holders of outstanding debt securities to receive payments with respect to any principal, premium, and interest on the debt securities when the payments are due;

(2)	the Issuers’ obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities or mutilated, destroyed, lost or stolen debt securities;

(3)	the Issuers’ obligation to maintain an office or agency for payment and money for security payments held in trust;

(4)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(5)	the legal defeasance and covenant defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations released with respect to certain covenants that are described in the indenture. This is called “covenant defeasance.” After the Issuers’ obligations have been released in this manner, any failure to comply with these obligations will not constitute a Default or Event of Default with respect to the debt securities. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, reorganization and insolvency, described in the indenture and summarized in this prospectus under the caption “Events of Default,” will no longer constitute an Event of Default with respect to the debt securities.

In order to exercise either legal defeasance or covenant defeasance, the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the debt security holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, any premium and interest on the outstanding debt securities on the stated maturity date or on the applicable redemption date.

In addition, the Issuers will be required to deliver to the trustee an opinion of counsel stating that, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and that all conditions precedent provided for or relating to legal defeasance or covenant defeasance have been complied with, and confirming other matters. Furthermore, in the case of a legal defeasance, the opinion must confirm that the Issuers have received from, or there shall have been published by, the Internal Revenue Service a ruling, or since the date of the indenture, there shall have been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred. In the case of covenant defeasance, the opinion must confirm that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Finally, to exercise either legal defeasance or covenant defeasance, the Issuers must have delivered to the trustee an officer’s certificate stating that the Issuers did not make the deposit with the intent of preferring the holders of debt securities over the Issuers’ other creditors or with the intent of defeating, hindering, delaying or defrauding the Issuers’ other creditors.

The Issuers may not exercise either legal defeasance or covenant defeasance if an Event of Default has occurred and is continuing on the date of the deposit or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit. In addition, the Issuers may not exercise either legal defeasance or covenant defeasance if such legal defeasance or covenant defeasance will result in a breach or violation or constitute a default under any material agreement or instrument to which the Partnership or any of its Restricted Subsidiaries is a party or by which the Partnership or any of its Restricted Subsidiaries is bound.

Satisfaction and Discharge of Indenture

The indenture shall, upon our request, cease to be of further effect with respect to a series of debt securities (except as to any surviving rights of registration of transfer or exchange of the debt securities expressly provided for in the indenture) when either:

•	we have delivered to the trustee for cancellation all outstanding securities of such series (other than (i) any securities that have been destroyed, lost or stolen and that have been replaced or paid as provided in the indenture and (ii) any securities of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust);

•	all outstanding securities of such series that have not been delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we shall have irrevocably deposited with the trustee as trust funds an amount sufficient to pay and discharge the entire indebtedness of the securities of such series not theretofore delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of securities of such series which have become due and payable) or to the date of maturity or the date of redemption, as the case may be; or

•	we have properly fulfilled any other means of satisfaction and discharge that may be set forth in the terms of the securities of such series.

In each case, we will also pay all other sums payable by us under the indenture with respect to the securities of such series and deliver to the trustee an opinion of counsel and an officer’s certificate, each stating that all conditions precedent to satisfaction and discharge with respect to the securities of such series have been complied with.

Modification of the Indenture

Under the indenture, the Issuers and the trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities.

The Issuers and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of all outstanding debt securities, voting as one class, modify the applicable indenture or the rights of the holders of the securities.

No such modification may, without the consent of each holder affected,

(1)	change the stated maturity of the principal of any such debt securities or of any installment of principal or interest thereon;

(2)	reduce the rate or change the time of payment of interest on such debt securities;

(3)	reduce the principal amount of such debt securities or the premium, if any, on such debt securities;

(4)	change any obligation of the Issuers to pay additional amounts;

(5)	reduce the amount of the principal payable on acceleration of any securities issued originally at a discount;

(6)	adversely affect the right of repayment or repurchase at the option of the debt security holder;

(7)	reduce or postpone any sinking fund or similar provision;

(8)	change the place of payment or the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

(9)	impair the right to sue for the enforcement of any such payment on or after the maturity of such debt securities;

(10)	reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such debt security holders; or

(11)	change any obligation of the Issuers to maintain an office or agency.

The Trustee

Should the trustee, U.S. Bank National Association, become a creditor of the Issuers, the indenture contains certain limitations on the trustee’s rights to obtain payment of claims or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the SEC for permission to continue, or resign.

The holders of a majority in principal amount of the then-outstanding debt securities of the applicable series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that, in case an uncured Event of Default occurs, the trustee will be required, in the exercise of its power, to use the same degree of care and skill as a prudent person would exercise or use under the circumstance in the conduct of his own affairs.

Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any debt security holder, unless the debt security holder offers to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture and in the summary of the debt securities set forth above. These defined terms frequently refer to other defined terms and include details that explain the terms of the indenture with greater precision than the summary section above does. We have not, however, included in this glossary all of the defined terms that are included in the indenture. We urge you to read the indenture and the form of note because they, not this summary description, define the rights of the debt security holders and include all the details about the debt securities.

“Accounts Receivable Securitization” means a financing arrangement involving the transfer or sale of accounts receivable of the Partnership and its Restricted Subsidiaries in the ordinary course of business through one or more SPEs, the terms of which arrangement do not impose (a) any recourse or repurchase obligations upon the Partnership and its Restricted Subsidiaries or any Affiliate of the Partnership and its Restricted Subsidiaries (other than any such SPE) except to the extent of the breach of a representation or warranty by the Partnership and its Restricted Subsidiaries in connection therewith or (b) any negative pledge or Lien on any accounts receivable not actually transferred to any such SPE in connection with such arrangement; provided that the aggregate amount of accounts receivable that may be securitized in all Accounts Receivable Securitizations at any one time may not exceed $100 million.

“Acquired Indebtedness” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control” means the power to direct management and policies, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” shall not include any Wholly Owned Restricted Subsidiary.

“Asset Acquisition” means:

(1)	an Investment by the Partnership or any Restricted Subsidiary of the Partnership in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Partnership, or shall be merged with or into the Partnership or any Restricted Subsidiary of the Partnership;

(2)	the acquisition by the Partnership or any Restricted Subsidiary of the Partnership of the assets of any Person (other than a Restricted Subsidiary of the Partnership) which constitute all or substantially all of the assets of such Person; or

(3)	the acquisition by the Partnership or any Restricted Subsidiary of the Partnership of any division or line of business of any Person (other than a Restricted Subsidiary of the Partnership).

“Attributable Debt” means, with respect to any Sale and Leaseback Transactions not involving a Capital Lease, as of any date of determination, the total obligation, discounted to present value at the rate of interest implicit in the lease included in the transaction, of the lessee for rental payments during the remaining portion of the term of the lease, including extensions which are at the sole option of the lessor. For purposes of this definition, the rental payments shall not include amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights. In the case of any lease which is terminable by the lessee upon the payment of a penalty, the rental obligation shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” as to any quarter means:

(1)	the sum of:

(a)	all cash of the Partnership, the Operating Partnership and any Subsidiaries thereof, treated as a single consolidated entity (together, the “Partnership Group”), on hand at the end of the quarter; and

(b)	all additional cash of the Partnership Group on hand on the date of determination of Available Cash with respect to such quarter resulting from borrowings subsequent to the end of the quarter; less

(2)	the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to:

(a)	provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures) subsequent to such quarter;

(b)	provide funds for distributions under Section 5.4 of the Partnership Agreement in respect of any one or more of the next four quarters; or

(c)	comply with applicable law or any debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or its assets are subject;

provided, however, that Available Cash attributable to any Restricted Subsidiary of the Partnership shall be excluded to the extent dividends or distributions of such Available Cash by such Restricted Subsidiary are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person (as lessee or guarantor or other surety) which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares, interests, units representing interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, including, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

“Commission” means the U.S. Securities and Exchange Commission, from time to time constituted, created under the Exchange Act or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Consolidated Borrowing Base Amount” means an amount equal to the sum of:

(1)	90% of the face amount of Eligible Accounts Receivable of the Partnership and its Restricted Subsidiaries; and

(2)	70% of the book value of the consolidated Inventory of the Partnership and its Restricted Subsidiaries, in each case as determined in accordance with GAAP.

To the extent that information is not available as to the amount of Eligible Accounts Receivable or Inventory as of a specific date, the Partnership may utilize the most recent available information for purposes of calculating the Consolidated Borrowing Base Amount.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to the Partnership and its Restricted Subsidiaries, for any period, the sum of, without duplication, the amounts for each such single period of:

(1)	Consolidated Net Income;

(2)	Consolidated Non-Cash Charges;

(3)	Consolidated Interest Expense; and

(4)	Consolidated Income Tax Expense.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Partnership and its Restricted Subsidiaries, the ratio of:

(1)	the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Partnership and its Restricted Subsidiaries for the four full fiscal quarters immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to

(2)	the aggregate amount of Consolidated Fixed Charges of the Partnership and its Restricted Subsidiaries for the Four Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication:

(1)	the incurrence or repayment of any Indebtedness (other than revolving credit borrowings) of the Partnership or any of its Restricted Subsidiaries (and in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the “Reference Period”), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period; and

(2)	any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Partnership or one of its Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that:

(a)	Consolidated Fixed Charges shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Consolidated Fixed Charges subsequent to the date of determination of the Consolidated Fixed Charge Coverage Ratio; and

(b)	Consolidated Cash Flow Available for Fixed Charges generated by an acquired business or asset shall be determined by the actual gross profit (revenues minus cost of goods sold) of such acquired business or asset during the immediately preceding four full fiscal quarters in the Reference Period, minus the pro forma expenses that would have been incurred by the Partnership and its Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of personnel expenses for employees retained or to be retained by the Partnership and its Restricted Subsidiaries in the operation of the acquired business or asset and non-personnel costs and expenses incurred by the Partnership and its Restricted Subsidiaries in the operation of the Partnership’s business at similarly situated facilities.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale or Asset Acquisition, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Partnership, giving effect to any synergies or cost savings reasonably expected to be achieved as a result of such transaction, whether or not they could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the “Consolidated Fixed Charge Coverage Ratio”:

(1)	interest on outstanding Indebtedness (other than Indebtedness referred to in clause (2) below) determined on a fluctuating basis as of the last day of the Four Quarter Period and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date;

(2)	only actual interest payments associated with Indebtedness incurred in accordance with clauses (6) and (7) of the definition of Permitted Indebtedness and all Permitted Refinancing Indebtedness thereof, during the Four Quarter Period shall be included in such calculation; and

(3)	if interest on any Indebtedness actually incurred on such date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the last day of the Four Quarter Period will be deemed to have been in effect during such period.

“Consolidated Fixed Charges” means, with respect to the Partnership and its Restricted Subsidiaries for any period, the sum of, without duplication:

(1)	the amounts for such period of Consolidated Interest Expense; and

(2)	the aggregate amount of dividends and other distributions paid or accrued during the period in respect of preferred stock and Redeemable Capital Stock of the Partnership and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Income Tax Expense” means, with respect to the Partnership and its Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of the Partnership and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the Partnership and its Restricted Subsidiaries, for any period, without duplication, the sum of:

(1)	the interest expense of the Partnership and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)	any amortization of debt discount;

(b)	the net cost under Interest Rate Agreements;

(c)	the interest portion of any deferred payment obligation;

(d)	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings; and

(e)	all accrued interest for all instruments evidencing Indebtedness; and

(2)	the interest component of Capital Leases paid, accrued or scheduled to be paid or accrued by the Partnership and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means the net income of the Partnership and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP and as adjusted to exclude:

(1)	net after-tax extraordinary gains or losses;

(2)	net after-tax gains or losses attributable to Asset Sales or sales of receivables under any Accounts Receivable Securitization;

(3)	the net income or loss of any Person which is not a Restricted Subsidiary and which is accounted for by the equity method of accounting, provided that Consolidated Net Income shall include the amount of dividends or distributions actually paid to the Partnership or any Restricted Subsidiary;

(4)	the net income or loss prior to the date of acquisition of any Person combined with the Partnership or any Restricted Subsidiary in a pooling-of-interest;

(5)	the net income of any Restricted Subsidiary to the extent that dividends or distributions of such net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation; and

(6)	the cumulative effect of any changes in accounting principles.

“Consolidated Non-Cash Charges” means, with respect to the Partnership and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization and any other non-cash charges, in each case, reducing Consolidated Net Income of the Partnership and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, customer lists, non-competition agreements and research and development costs.

“Credit Agreement” means the Operating Partnership’s credit agreement in effect on the issue date of a series of the debt securities and as it may be amended, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto, and any successor or supplemental facility or replacement facility entered into.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default; provided, however, that a default described in clause (4) under “Events of Default and Remedies” shall not constitute a Default until such time as such default becomes an Event of Default in accordance with the indenture.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Partnership or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to, such Designated Non-Cash Consideration.

“Designation Amount” means, with respect to the designation of a Restricted Subsidiary or a newly acquired or formed Subsidiary as an Unrestricted Subsidiary, an amount equal to:

(1)	the net book value of all assets of such Subsidiary at the time of such designation in the case of a Restricted Subsidiary; and

(2)	the cost of acquisition or formation in the case of a newly acquired or formed Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time, or any statute successor thereto, and the rules and regulations of the Commission promulgated thereunder.

“Fitch” means Fitch Ratings and its successors.

“GAAP” means accounting principles applicable to the financial statements filed by United States entities in reports required by the Exchange Act as in effect on the date of issuance of a particular series of debt securities.

“Indebtedness” means, as applied to any Person, without duplication:

(1)	any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument or letter of credit (or reimbursement agreements in respect thereof) which such Person has, directly or indirectly, created, incurred or assumed;

(2)	any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness; provided that the amount of such indebtedness, if such Person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the fair market value from time to time (as determined in good faith by such Person) of the property subject to such Lien;

(3)	any indebtedness, whether or not for borrowed money (excluding trade payables and accrued expenses arising in the ordinary course of business), with respect to which such Person has become directly or indirectly liable and which represents the deferred purchase price (or a portion thereof) or has been incurred to finance the purchase price (or a portion thereof) of any property or service or business acquired by such Person, whether by purchase, consolidation, merger or otherwise;

(4)	the principal component of any obligations under Capital Leases to the extent such obligations would, in accordance with GAAP, appear on a balance sheet of such Person;

(5)	all Attributable Debt of the person in respect of Sale and Leaseback Transactions not involving a Capital Lease;

(6)	any indebtedness of the character referred to in clause (1), (2), (3), (4) or (5) of this definition deemed to be extinguished under GAAP but for which the Person remains legally liable;

(7)	any indebtedness of any other Person of the character referred to in clause (1), (2), (3), (4), (5) or (6) of this definition with respect to which the Person whose indebtedness is being determined has become liable by way of a guaranty;

(8)	all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

(9)	any Preferred Stock of any Subsidiary of such Person valued at the liquidation preference thereof or any mandatory redemption payment obligations in respect thereof plus, in either case, accrued dividends thereon; and

(10)	any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture and, if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Partnership or any Restricted Subsidiary from fluctuations in interest rates.

“Investment” means, as applied to any Person:

(1)	any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person; or

(2)	any direct or indirect loan, advance or capital contribution by such Person to any other Person and any other item which would be classified as an “investment” on a balance sheet of such Person prepared in accordance with GAAP, including without limitation any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest (it being understood that a direct or indirect purchase or other acquisition by such Person of assets of any other Person (other than stock or other securities) shall not constitute an “Investment” for purposes of the indenture).

The amount classified as Investments made during any period shall be the aggregate cost to the Partnership and its Restricted Subsidiaries of all such Investments made during such period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of such Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which such Investments were made, less any net return of capital realized during such period upon the sale, repayment or other liquidation of such Investments (determined in accordance with GAAP, but without regard to any amounts received during such period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise) on such Investments or as loans from any Person in whom such Investments have been made).

“Investment Grade Rating” means, with respect to a series of debt securities, (i) in the case of Moody’s, a rating equal to or higher than Baa3 (or the equivalent), (ii) in the case of S&P, a rating equal to or higher than BBB- (or the equivalent), and (iii) in the case of Fitch, a rating equal to or higher than BBB- (or the equivalent).

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Amount of Unrestricted Investment” means, without duplication, the sum of:

(1)	the aggregate amount of all Investments made after the issuance date of a series of debt securities pursuant to clause (8) of the definition of Permitted Investments (computed as provided in the last sentence of the definition of Investment); and

(2)	the aggregate of all Designation Amounts in connection with the designation of Unrestricted Subsidiaries, less all Designation Amounts in respect of Unrestricted Subsidiaries which have been designated as Restricted Subsidiaries and otherwise reduced in a manner consistent with the provisions of the last sentence of the definition of Investment.

“Net Proceeds” means, with respect to any Asset Sale or sale of Capital Stock, the proceeds thereof in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such deferred payment obligations are financed or sold with recourse to the Partnership or any Restricted Subsidiary of the Partnership), net of:

(1)	brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and accountants and fees, expenses and discounts or commissions of underwriters, placement agents and investment bankers) related to such Asset Sale;

(2)	provisions for all taxes payable as a result of such Asset Sale;

(3)	amounts required to be paid to any Person (other than the Partnership or any Restricted Subsidiary of the Partnership) owning a beneficial interest in the assets subject to such Asset Sale;

(4)	appropriate amounts to be provided by the Partnership or any Restricted Subsidiary of the Partnership, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Partnership or any Restricted Subsidiary of the Partnership, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(5)	amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets sold in such Asset Sale.

“Permitted Investments” means each of the following:

(1)	Investments made or owned by the Partnership or any Restricted Subsidiary in:

(a)	marketable obligations issued or unconditionally guaranteed by the United States of America, or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing one year or less from the date of acquisition thereof;

(b)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having at such date the highest rating obtainable from S&P, Moody’s or Fitch;

(c)	commercial paper maturing no more than 365 days from the date of creation thereof and having at the date of acquisition thereof one of the two highest ratings obtainable from S&P, Moody’s, or Fitch;

(d)	certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia or Canada (“Permitted Banks”); (i) the commercial paper or other short-term unsecured debt obligations of which are at such date rated either “A-2” or better (or comparably if the rating system is changed) by S&P, “Prime-2” or better (or comparably if the rating system is changed) by Moody’s, or F2 or better (or comparably if the rating system is changed) by Fitch; (ii) or the long-term debt obligations of which are, at such date, rated either “A” or better (or comparably if the rating system is changed) by S&P, Moody’s, or Fitch;

(e)	eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank;

(f)	bankers’ acceptances eligible for rediscount under requirements of the Board of Governors of the Federal Reserve System and accepted by Permitted Banks;

(g)	obligations of the type described in clause (a), (b), (c), (d) or (e) above purchased from a securities dealer designated as a “primary dealer” by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the Partnership or a Restricted Subsidiary by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question;

(h)	shares of money market mutual funds having as at such date one of the two highest ratings obtainable from S&P, Moody’s, or Fitch; and

(i)	auction rate investments having as at such date one of the two highest ratings obtainable from S&P, Moody’s, or Fitch;

(2)	the acquisition by the Partnership or any Restricted Subsidiary of Capital Stock or other ownership interests, whether in a single transaction or in a series of related transactions, of a Person such that, upon the completion of such transaction or series of transactions, such Person becomes a Restricted Subsidiary;

(3)	subject to the provisions of clause (8) below, the making or ownership by the Partnership or any Restricted Subsidiary of Investments (in addition to Investments permitted by clauses (1), (2), (4), (5), (6) and (7)) in any Person; provided that the aggregate amount of all such Investments made by the Partnership and its Restricted Subsidiaries following the issue date of the debt securities and outstanding pursuant to this clause (3) and clause (8) below shall not at any date of determination exceed 10% of Total Assets (the “Investment Limit”); provided that, in addition to Investments that would be permitted under the Investment Limit, during any fiscal year the Partnership and its Restricted Subsidiaries may invest up to $25 million (the “Annual Limit”) pursuant to the provisions of this clause (3), but the unused amount of the Annual Limit shall not be carried over to any future years;

(4)	the making or ownership by the Partnership or any Restricted Subsidiary of Investments:

(a)	arising out of loans and advances to employees incurred in the ordinary course of business;

(b)	arising out of extensions of trade credit or advances to third parties in the ordinary course of business; or

(c)	acquired by reason of the exercise of customary creditors’ rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

(5)	the creation or incurrence of liability by the Partnership or any Restricted Subsidiary, with respect to any guaranty constituting an obligation, warranty or indemnity, not guaranteeing Indebtedness of any Person, which is undertaken or made in the ordinary course of business;

(6)	the creation or incurrence of liability by the Partnership or any Restricted Subsidiary with respect to any Interest Rate Agreements;

(7)	the making by the Partnership or any Restricted Subsidiary of Investments in the Partnership or another Restricted Subsidiary;

(8)	the making or ownership by the Partnership or any Restricted Subsidiary of Investments in Unrestricted Subsidiaries; provided that the Net Amount of Unrestricted Investment shall not at any time exceed $50 million (and subject to the limitations specified in clause (3) above);

(9)	the making or ownership by the Partnership or any Restricted Subsidiary of Investments in the Operating Partnership;

(10)	the creation or incurrence of liability by the Partnership or any Restricted Subsidiary or the making or ownership by the Partnership or any Restricted Subsidiary of Investments with respect to any Accounts Receivable Securitization;

(11)	any Investment to the extent made in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock) of the Partnership; and

(12)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (i) $150 million or (ii) 7.5% of Consolidated Tangible Assets of the Partnership.

“Permitted Liens” means each of the following:

(1)	Liens for taxes, assessments or other governmental charges, the payment of which is not yet due and is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provision, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor;

(2)	Liens of lessors, landlords and carriers, vendors, warehousemen, mechanics, materialmen, repairmen and other like Liens incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor, in each case:

(a)	not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; or

(b)	incurred in the ordinary course of business securing the unpaid purchase price of property or services constituting current accounts payable;

(3)	Liens (other than any Lien imposed by ERISA), incurred or deposits made in the ordinary course of business:

(a)	in connection with workers’ compensation, unemployment insurance and other types of social security; or

(b)	to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money;

(4)	other deposits made to secure liability to insurance carriers under insurance or self-insurance arrangements;

(5)	Liens securing reimbursement obligations under letters of credit; provided in each case that such Liens cover only the title documents and related goods (and any proceeds thereof) covered by the related letter of credit;

(6)	any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal or review, or shall not have been discharged within 60 days after expiration of any such stay;

(7)	leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, which in each case either (i) are granted, entered into or created in the ordinary course of the business of the Partnership or any Restricted Subsidiary or (ii) do not materially impair the value or intended use of the property covered thereby;

(8)	Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Partnership or a Wholly Owned Restricted Subsidiary;

(9)	Liens on assets of the Partnership or any Restricted Subsidiary existing on the applicable issue date of a series of debt securities;

(10)	Liens (other than the Liens securing Indebtedness incurred under the Credit Agreement for the purpose of acquisitions) securing Indebtedness incurred in accordance with:

(a)	clause (4) of the definition of Permitted Indebtedness;

(b)	clauses (5) and (7) of the definition of Permitted Indebtedness; or

(c)	Indebtedness otherwise permitted to be incurred under the “Limitation on Additional Indebtedness” covenant to the extent incurred:

(i)	to finance the making of expenditures for the improvement or repair (to the extent such improvements and repairs may be capitalized on the books of the Partnership and the Restricted Subsidiaries in accordance with GAAP) of, or additions (including additions by way of acquisitions of businesses and related assets) to, the assets and property of the Partnership and the Restricted Subsidiaries; or

(ii)	by assumption in connection with additions (including additions by way of acquisition or capital contributions of businesses and related assets) to the property and assets of the Partnership and the Restricted Subsidiaries;

provided that, in the case of Indebtedness incurred in accordance with clause (a) or (c), the principal amount of such Indebtedness does not exceed the lesser of the cost to the Partnership and the Restricted Subsidiaries of such additional property or assets and the fair market value of such additional property or assets at the time of the acquisition thereof (as determined in good faith by the general partner);

(11)	Liens existing on any property of any Person at the time it becomes a Restricted Subsidiary of the Partnership, or existing at the time of acquisition by the Partnership or any such Restricted Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Partnership or such Restricted Subsidiary, or created to secure Indebtedness incurred to pay all or any part of the purchase price (a “Purchase Money Lien”) of property (including, without limitation, Capital Stock and other securities) acquired by the Partnership or a Restricted Subsidiary; provided that:

(a)	the Lien shall be confined solely to such item or items of property and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for use specifically in connection with such acquired property;

(b)	in the case of a Purchase Money Lien, the principal amount of the Indebtedness secured by such Purchase Money Lien shall at no time exceed an amount equal to the lesser of:

(i)	the cost to the Partnership and the Restricted Subsidiaries of such property; and

(ii)	the fair market value of such property at the time of the acquisition thereof (as determined in good faith by the general partner);

(c)	any such Purchase Money Lien shall be created not later than 30 days after the acquisition of such property; and

(d)	any such Lien (other than a Purchase Money Lien) shall not have been created or assumed in contemplation of such Person’s becoming a Subsidiary of the Partnership or such acquisition of property by the Partnership or any Subsidiary;

(12)	easements, exceptions or reservations in any property of the Partnership or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the Partnership or any Restricted Subsidiary;

(13)	Liens securing the obligations under the Credit Agreement or any Permitted Indebtedness of the Operating Partnership (or any extension, renewal, refunding or refinancing of any such Indebtedness);

(14)	Liens arising from or constituting permitted encumbrances under the agreements and instruments securing the obligations under the Credit Agreement or any Permitted Indebtedness of the Operating Partnership (or any extension, renewal, refunding or refinancing of any such Indebtedness);

(15)	Liens securing indebtedness arising under an Accounts Receivable Securitization (including the filing of any related financing statements naming the Partnership or any Restricted Subsidiary as the debtor thereunder) in conjunction with the sale of accounts receivable by the Partnership or any Restricted Subsidiary to an SPE in connection with any such permitted Accounts Receivable Securitization;

(16)	any Lien renewing or extending any Lien permitted by clauses (9), (10) or (11) above; provided that (i) the principal amount of the Indebtedness secured by any such Lien shall not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal or extension of such Lien, and (ii) no assets encumbered by any such Lien other than the assets encumbered immediately prior to such renewal or extension shall be encumbered thereby; and

(17)	Liens in addition to the Liens described in clauses (1) through (16) above incurred in the ordinary course of business of the Partnership or any Restricted Subsidiary of the Partnership with respect to Indebtedness that does not exceed the greater of (i) $100 million and (ii) 5% of Consolidated Tangible Assets of the Partnership at any one time outstanding.

“Permitted Refinancing Indebtedness” means Indebtedness incurred by the Partnership or any Restricted Subsidiary to substantially concurrently (excluding any notice period on redemptions) repay, refund, renew, replace, extend or refinance, in whole or in part, any Permitted Indebtedness of the Partnership or any Restricted Subsidiary or any other Indebtedness incurred by the Partnership or any Restricted Subsidiary pursuant to the “Limitation on Additional Indebtedness” covenant, to the extent that:

(1)	the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal or accreted amount plus the amount of accrued and unpaid interest of the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced and the amount of a reasonably determined premium necessary to accomplish such financing;

(2)	with respect to the repayment, refunding, renewal, replacement, extension or refinancing of our Indebtedness, the Permitted Refinancing Indebtedness ranks no more favorably in right of payment with respect to the debt securities than the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced; and

(3)	with respect to the repayment, refunding, renewal, replacement, extension or refinancing our Indebtedness, the Permitted Refinancing Indebtedness has a Weighted Average Life to Stated Maturity and Stated Maturity equal to, or greater than, and has no fixed mandatory redemption or sinking fund requirement in an amount greater than or at a time prior to the amounts set forth in, the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced;

provided, however, that Permitted Refinancing Indebtedness shall not include Indebtedness incurred by a Restricted Subsidiary to repay, refund, renew, replace, extend or refinance Indebtedness of the Partnership.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Rating Agency” means each of S&P, Moody’s and Fitch.

“Redeemable Capital Stock” means any shares of any class or series of Capital Stock, that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity with respect to the principal of any series of debt securities or is redeemable at the option of the holder thereof at any time prior to the Stated Maturity of any series of debt securities, or is convertible into or exchangeable for debt securities at any time prior to the Stated Maturity of any series of debt securities.

“Restricted Subsidiary” means a Subsidiary of the Partnership (including AmeriGas Finance Corp.), which, as of the date of determination, is not an Unrestricted Subsidiary of the Partnership.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” of any Person (a “Transferor”) means any arrangement (other than between the Partnership and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries) whereby (a) property (the “Subject Property”) has been or is to be disposed of by such Transferor to any other Person with the intention on the part of such Transferor of taking back a lease of such Subject Property pursuant to which the rental payments are calculated to amortize the purchase price of such Subject Property substantially over the useful life of such Subject Property, and (b) such Subject Property is in fact so leased by such Transferor or an Affiliate of such Transferor.

“Securities Act” means the Securities Act of 1933, as amended, from time to time, or any statute successor thereto, and the rules and regulations of the Commission promulgated thereunder.

“SPE” means any special purpose Unrestricted Subsidiary established in connection with any Accounts Receivable Securitization.

“Stated Maturity” means, (i) when used with respect to any series of debt securities or any installment of interest thereon, the date specified in such series of debt securities as the fixed date on which the principal of such series of debt securities or such installment of interest is due and payable, and (ii) when used with respect to any other Indebtedness, means the date or dates specified in the instrument governing such Indebtedness as the fixed date or dates on which each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, or any installment of interest thereon, is due and payable.

“Total Assets” means, as of any date of determination, the consolidated total assets of the Partnership and the Restricted Subsidiaries as would be shown on a consolidated balance sheet of the Partnership and the Restricted Subsidiaries prepared in accordance with GAAP.

“Unrestricted Subsidiary” means any subsidiary of the Partnership or a Restricted Subsidiary that is designated as such by the General Partner; provided that no portion of the Indebtedness or any other obligation (contingent or otherwise) of such subsidiary (other than any Indebtedness or other obligation incurred in respect of an Accounts Receivable Securitization):

(1)	is guaranteed by the Partnership or any Restricted Subsidiary;

(2)	is recourse to or obligates the Partnership or any Restricted Subsidiary in any way; or

(3)	subjects any property or assets of the Partnership or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof.

Notwithstanding the foregoing, the Partnership or a Restricted Subsidiary may guaranty or agree to provide funds for the payment or maintenance of, or otherwise become liable with respect to Indebtedness of an Unrestricted Subsidiary, but only to the extent that the Partnership or a Restricted Subsidiary would be permitted to:

(1)	make an Investment in such Unrestricted Subsidiary pursuant to clause (8) of the definition of Permitted Investments; and

(2)	incur the Indebtedness represented by such guaranty or agreement pursuant to the first paragraph of the covenant captioned “Limitation on Additional Indebtedness.”

The board of directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary, provided that immediately after giving effect to such designation, (i) there exists no Event of Default or event that after notice or lapse of time or both would become an Event of Default, and (ii) if such Unrestricted Subsidiary has, as of the date of such designation, outstanding Indebtedness (other than Permitted Indebtedness), the Partnership could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness).

Notwithstanding the foregoing, (i) no Subsidiary may be designated an Unrestricted Subsidiary if such Subsidiary, directly or indirectly, holds Capital Stock of a Restricted Subsidiary and (ii) neither the Operating Partnership nor AmeriGas Finance Corp. may be designated an Unrestricted Subsidiary.

“Weighted Average Life to Stated Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)	the then outstanding principal amount of such Indebtedness;

provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Stated Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

“Wholly Owned Restricted Subsidiary” means the Operating Partnership or any Subsidiary of the Partnership of which 100% of the outstanding Capital Stock is owned by the Partnership or by one or more Wholly Owned Restricted Subsidiaries of the Partnership or the Operating Partnership or by the Partnership and one or more Wholly Owned Restricted Subsidiaries of the Partnership or the Operating Partnership. For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

Form of Debt Securities

The certificates representing the debt securities will be issued in fully registered form, without coupons. Except as described in an accompanying prospectus supplement, the debt securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s nominee, in the form of a global note. Holders of the debt securities will own book-entry interests in the global note evidenced by records maintained by DTC. Book-entry interests may be exchanged for certificated debt securities of like tenor and equal aggregate principal amount, if:

(1)	DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary;

(2)	we provide for the exchange pursuant to the terms of the indenture;

(3)	we determine that the book-entry interests will no longer be represented by global debt securities and we execute and deliver to the trustee instructions to that effect; or

(4)	there shall have occurred and be continuing a Default or an Event and Default with respect to the debt securities.

PLAN OF DISTRIBUTION

We will offer the debt securities only by and through underwriters in firm commitment underwritings.

The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

(1)	the name or names of any underwriters;

(2)	the purchase price of the offered debt securities and the proceeds to us from such sale;

(3)	any underwriters’ discounts and commissions and other items constituting underwriters’ compensation;

(4)	any securities exchanges on which such offered debt securities may be listed; and

(5)	any sales by third parties of securities covered by this prospectus, including in short sale transactions.

Debt securities offered by this prospectus will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase the offered debt securities unless specified conditions are satisfied, and if the underwriters do purchase any offered debt securities, they will purchase all offered debt securities.

In accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered debt securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

(1)	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

(2)	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

(3)	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

Underwriters may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions. Underwriters may be customers of, engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

The debt securities offered under this prospectus will have no established trading market. Any underwriters to whom such offered debt securities are sold for public offering and sale may make a market in such offered debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered debt securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

LEGAL MATTERS

The validity of the debt securities being offered will be passed upon for us by Morgan, Lewis & Bockius LLP.

EXPERTS

The consolidated financial statements of AmeriGas Partners, L.P., appearing in AmeriGas Partners, L.P.’s Annual Report (Form 10-K) as of and for the year ended September 30, 2015, as amended (including schedules appearing therein), and the effectiveness of AmeriGas Partners, L.P.’s internal control over financial reporting as of September 30, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet as of September 30, 2014 and the related consolidated statements of operations, comprehensive income, cash flows and partners’ capital for each of the two years in the period ended September 30, 2014, incorporated by reference in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference information that we file with the SEC. This means that we disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered a part of this prospectus. Any information we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC:

(1)	our annual report on Form 10-K for the fiscal year ended September 30, 2015, filed on November 25, 2015, as amended on December 18, 2015;

(2)	our quarterly reports on Form 10-Q for the fiscal quarter ended December 31, 2015, filed on February 5, 2016, and for the fiscal quarter ended March 31, 2016, filed on May 6, 2016; and

(3)	our current reports on Form 8-K filed on November 20, 2015, March 16, 2016, and April 19, 2016.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus to the end of the offering of the debt securities. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may furnish to the SEC, unless otherwise specified in such current report or in a particular prospectus supplement.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be made to AmeriGas Propane, Inc., 460 North Gulph Road, King of Prussia, Pennsylvania 19406, telephone (610) 337-7000, Attention: Treasurer.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You can read and copy these reports and other information, including the documents incorporated by reference, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 (please call 1-800-SEC-0330 for further information about the operation of the public reference room). Such documents, reports and information are also available on the SEC’s website at http://www.sec.gov.

We also provide information to the New York Stock Exchange because our common units are traded on the New York Stock Exchange. You may obtain our reports and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth estimated fees and expenses in connection with the issuance and distribution of the securities being registered hereby (other than any underwriting discounts and commissions).

SEC Registration Fee	$0*
Accounting Fees and Expenses	$(1)
Legal Fees and Expenses	$(1)
Printing Expenses	$(1)
Transfer Agent and Registrar Fees and Expenses	$(1)
Trustee Fees and Expenses	$(1)
Miscellaneous	$(1)

Total	$(1)

*	In accordance with Rule 457(r), the registrants are deferring payment of the registration fee pursuant to Rule 456(b).
(1)	These fees are calculated based on the securities offered and the number of issuances and, accordingly, cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

AmeriGas Partners, L.P.

The partnership agreement of AmeriGas Partners, L.P. provides that we will indemnify and hold harmless our general partner, any departing partner, any person who is or was an affiliate of the general partner or any departing partner, any person who is or was an officer, director, employee, partner, agent or trustee of the general partner, any departing partner or any such affiliate, and any person who is or was serving at the request of the general partner, any departing partner or any such affiliate as an officer, director, employee, partner, agent, fiduciary or trustee of another person, to the fullest extent permitted by law but subject to the limitations expressly provided for in the partnership agreement, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any of the above persons may be involved, or is threatened to be involved, as a party or otherwise, by reason of his, her or its status as any of the foregoing; provided, however, that in each case such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of AmeriGas Partners, L.P., and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. Any indemnification under these provisions will be made only out of our available assets, and our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, such indemnification.

The indemnification so provided shall be in addition to any other rights to which any of the aforementioned persons may be entitled under any agreement, pursuant to a vote of the holders of outstanding units, as a matter of law or otherwise, and shall continue for such persons who have ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of such persons.

To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by any of the aforementioned persons who is so indemnified in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by us prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by us of any undertaking by or on behalf of such person to repay such amount if it shall be determined that such person is not entitled to be indemnified.

We are authorized to purchase (or to reimburse our general partner or its affiliates for the cost of) insurance against any liability that may be asserted against or expense that may be incurred by such persons in connection with our activities, regardless of whether we would have the power to indemnify such persons against such liability under the provisions of the partnership agreement described above.

AmeriGas Finance Corp.

Section 145 of Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 of the Delaware General Corporation Law also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

In addition, Section 102(b)(7) of the Delaware General Corporation Law permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transactions from which the director derived an improper personal benefit.

The Certificate of Incorporation of AmeriGas Finance Corp. currently provides that, subject to certain exceptions, each Director shall not be personally liable to such corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Bylaws Provisions on Indemnity.

Article 7 of the Bylaws of AmeriGas Finance Corp. sets forth the extent to which the directors and officers of AmeriGas Finance Corp. may be indemnified by AmeriGas Finance Corp. against liabilities which they may incur while serving in such capacity. Article 7 generally provides that AmeriGas Finance Corp. shall indemnify the directors and officers of AmeriGas Finance Corp. who are or were a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of AmeriGas Finance Corp. or of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, provided that the applicable standard of conduct set forth in Section 145 of the Delaware General Corporation Law was met and, provided further, that such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred in the case of an action or suit by or in the right of AmeriGas Finance Corp. to procure a judgment in its favor. Subject to the procedures for indemnification of directors and officers set forth in the Bylaws, the indemnification of the directors and officers of AmeriGas Finance Corp. provided for therein is in all other respects substantially similar to that provided for in Section 145 of the Delaware General Corporation Law. Any such indemnification shall continue as to a person who has ceased to be a director or officer of AmeriGas Finance Corp. and shall inure to the benefit of the heirs, executors, and administrators of such person.

The above discussion of the Bylaws of AmeriGas Finance Corp. and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws and the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants as disclosed above, the registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit Number	Description of Exhibits

1.1*	Underwriting Agreement

4.1	Form of Indenture between AmeriGas Partners, L.P. and AmeriGas Finance Corp. as co-issuers, and U.S. Bank National Association, as trustee

5.1	Legal Opinion of Morgan, Lewis & Bockius LLP

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee

*	To be filed by amendment or by the filing of a Form 8-K.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1993 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in King of Prussia, Pennsylvania, on June 20, 2016.

AMERIGAS PARTNERS, L.P.
a Delaware limited partnership

By:	AMERIGAS PROPANE, INC.,
a Pennsylvania corporation, its general partner

By:		/s/ Hugh J. Gallagher
	Name:	Hugh J. Gallagher
	Title:	Vice President—Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below makes, constitutes and appoints Jerry E. Sheridan, Hugh J. Gallagher, and Monica M. Gaudiosi, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments to this registration statement (including post-effective amendments to the registration statement and any such related registration statements, including any registration statement for the same offering to be effective upon filing pursuant to Rule 462(b)), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of AmeriGas Partners, L.P. in the capacities with AmeriGas Propane, Inc., its general partner, and on the dates indicated.

Signature	Capacity in which Signed	Date

/S/ JERRY E. SHERIDAN Jerry E. Sheridan	President, Chief Executive Officer (Principal Executive Officer) and Director	June 20, 2016

/S/ JOHN L. WALSH John L. Walsh	Chairman and Director	June 20, 2016

/S/ HUGH J. GALLAGHER Hugh J. Gallagher	Vice President—Finance and Chief Financial Officer (Principal Financial Officer)	June 20, 2016

/S/ LAURIE BERGMAN Laurie Bergman	Controller and Chief Accounting Officer (Principal Accounting Officer)	June 20, 2016

/S/ BRIAN R. FORD Brian R. Ford	Director	June 20, 2016

Signature	Capacity in which Signed	Date

/S/ JOHN R. HARTMANN John R. Hartmann	Director	June 20, 2016

/S/ WILLIAM J. MARRAZZO William J. Marrazzo	Director	June 20, 2016

/S/ ANNE POL Anne Pol	Director	June 20, 2016

/S/ PEDRO A. RAMOS Pedro A. Ramos	Director	June 20, 2016

/S/ MARVIN O. SCHLANGER Marvin O. Schlanger	Presiding Director	June 20, 2016

/S/ K. RICHARD TURNER K. Richard Turner	Director	June 20, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in King of Prussia, Pennsylvania, on June 20, 2016.

AMERIGAS FINANCE CORP.
a Delaware corporation

By:		/s/ Hugh J. Gallagher
	Name:	Hugh J. Gallagher
	Title:	Vice President—Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below makes, constitutes and appoints Jerry E. Sheridan, Hugh J. Gallagher, and Monica M. Gaudiosi, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments to this registration statement (including post-effective amendments to the registration statement and any such related registration statements, including any registration statement for the same offering to be effective upon filing pursuant to Rule 462(b)), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of AmeriGas Finance Corp. in the capacities and on the dates indicated.

Signature	Capacity in which Signed	Date

/S/ JERRY E. SHERIDAN Jerry E. Sheridan	President (Principal Executive Officer) and Director	June 20, 2016

/S/ HUGH J. GALLAGHER Hugh J. Gallagher	Vice President—Finance and Chief Financial Officer (Principal Financial Officer) and Director	June 20, 2016

/S/ LAURIE BERGMAN Laurie Bergman	Controller and Chief Accounting Officer (Principal Accounting Officer)	June 20, 2016

/S/ MONICA M. GAUDIOSI Monica M. Gaudiosi	Vice President, General Counsel and Secretary and Director	June 20, 2016

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

1.1*	Underwriting Agreement

4.1	Form of Indenture between AmeriGas Partners, L.P. and AmeriGas Finance Corp., as co-issuers, and U.S. Bank National Association, as trustee

5.1	Legal Opinion of Morgan, Lewis & Bockius LLP

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee

*	To be filed by amendment or by the filing of a Form 8-K

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